                                                                    EXHIBIT 6.14

                                 LOAN AGREEMENT

                                    BETWEEN

                              COMERICA BANK-TEXAS

                                      AND

                        NEUTRAL POSTURE ERGONOMICS, INC.

                                     DATED

                                     AS OF

                               DECEMBER 30, 1996

                               TABLE OF CONTENTS


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                             ARTICLE 1.  DEFINITIONS  . . . . . . . . . . .    1
       Section 1.1.  Defined Terms  . . . . . . . . . . . . . . . . . . . .    1
       Section 1.2.  Accounting Terms   . . . . . . . . . . . . . . . . . .    6
       Section 1.3.  Singular and Plural  . . . . . . . . . . . . . . . . .    6

                   ARTICLE 2.  COMMITMENT, INTEREST AND FEES.   . . . . . .    6
       Section 2.1.  Commitment   . . . . . . . . . . . . . . . . . . . . .    6
       Section 2.2.  Borrowing Procedures   . . . . . . . . . . . . . . . .    7
       Section 2.3.  Revolving Credit Note  . . . . . . . . . . . . . . . .    7
       Section 2.4.  Interest   . . . . . . . . . . . . . . . . . . . . . .    8
       Section 2.5.  Renewals and Extensions  . . . . . . . . . . . . . . .    8
       Section 2.6.  Maximum Rate.  . . . . . . . . . . . . . . . . . . . .    8
       Section 2.7.  Fees   . . . . . . . . . . . . . . . . . . . . . . . .    9
       Section 2.8.  Basis of Computation   . . . . . . . . . . . . . . . .   10
       Section 2.9.  Prepayments  . . . . . . . . . . . . . . . . . . . . .   10
       Section 2.10. Term Loan  . . . . . . . . . . . . . . . . . . . . . .   10
       Section 2.11. Basis of Payments  . . . . . . . . . . . . . . . . . .   11

                              ARTICLE 3.  SECURITY  . . . . . . . . . . . .   11

             ARTICLE 4.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK  . . .   11
       Section 4.1.  Conditions to First Disbursement   . . . . . . . . . .   11
       Section 4.2.  Conditions to All Disbursements  . . . . . . . . . . .   13

                   ARTICLE 5.  WARRANTIES AND REPRESENTATIONS   . . . . . .   14
       Section 5.1.  Corporate Existence and Power  . . . . . . . . . . . .   14
       Section 5.2.  Authorization and Approvals  . . . . . . . . . . . . .   14
       Section 5.3.  Valid and Binding Agreement  . . . . . . . . . . . . .   15
       Section 5.4.  Actions, Suits or Proceedings  . . . . . . . . . . . .   15
       Section 5.5.  Subsidiaries   . . . . . . . . . . . . . . . . . . . .   15
       Section 5.6.  No Liens, Pledges, Mortgages or Security Interests   .   15
       Section 5.7.  Accounting Principles  . . . . . . . . . . . . . . . .   15
       Section 5.8.  No Adverse Changes   . . . . . . . . . . . . . . . . .   16
       Section 5.9.  Conditions Precedent   . . . . . . . . . . . . . . . .   16
       Section 5.10. Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   16
       Section 5.11. Compliance with Laws   . . . . . . . . . . . . . . . .   16
       Section 5.12. Indebtedness   . . . . . . . . . . . . . . . . . . . .   16
       Section 5.13. Material Agreements  . . . . . . . . . . . . . . . . .   16
       Section 5.14. Margin Stock   . . . . . . . . . . . . . . . . . . . .   16





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                               TABLE OF CONTENTS
                                  (Continued)


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       Section 5.15. Pension Funding  . . . . . . . . . . . . . . . . . . .   17
       Section 5.16. Misrepresentation  . . . . . . . . . . . . . . . . . .   17
       Section 5.17. Eligible Accounts  . . . . . . . . . . . . . . . . . .   17

                        ARTICLE 6.  AFFIRMATIVE COVENANTS . . . . . . . . .   19
       Section 6.1.  Financial and Other Information.   . . . . . . . . . .   19
       Section 6.2.  Insurance  . . . . . . . . . . . . . . . . . . . . . .   21
       Section 6.3.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   21
       Section 6.4.  Maintain Corporation and Business  . . . . . . . . . .   21
       Section 6.5.  Tangible Net Worth Step Up Requirement   . . . . . . .   22
       Section 6.6.  Maintain Debt Ratio  . . . . . . . . . . . . . . . . .   22
       Section 6.7.  Maintain Working Capital   . . . . . . . . . . . . . .   22
       Section 6.8.  Maintain Fixed Charge Coverage   . . . . . . . . . . .   22
       Section 6.9.  ERISA  . . . . . . . . . . . . . . . . . . . . . . . .   22
       Section 6.10. Use of Loan Proceeds   . . . . . . . . . . . . . . . .   22
                         ARTICLE 7.  NEGATIVE COVENANTS   . . . . . . . . .   23
       Section 7.1.  Dividends  . . . . . . . . . . . . . . . . . . . . . .   23
       Section 7.2.  Stock Issuance   . . . . . . . . . . . . . . . . . . .   23
       Section 7.3.  Stock Acquisition  . . . . . . . . . . . . . . . . . .   23
       Section 7.4.  Liens and Encumbrances   . . . . . . . . . . . . . . .   23
       Section 7.5.  Indebtedness   . . . . . . . . . . . . . . . . . . . .   23
       Section 7.6.  Extension of Credit  . . . . . . . . . . . . . . . . .   24
       Section 7.7.  Guarantee Obligations  . . . . . . . . . . . . . . . .   24
       Section 7.8.  Subordinate Indebtedness   . . . . . . . . . . . . . .   24
       Section 7.9.  Property Transfer, Merger or Lease-Back  . . . . . . .   24
       Section 7.10. Acquire Securities   . . . . . . . . . . . . . . . . .   24
       Section 7.11. Pension Plans  . . . . . . . . . . . . . . . . . . . .   24
       Section 7.12. Misrepresentation  . . . . . . . . . . . . . . . . . .   25
       Section 7.13. Margin  Stock  . . . . . . . . . . . . . . . . . . . .   25
       Section 7.14. Compliance with Environmental Laws   . . . . . . . . .   25
       Section 7.15. Capital Expenditures   . . . . . . . . . . . . . . . .   25
       Section 7.16. Bonus or Dividend for Taxes  . . . . . . . . . . . . .   25





                                      -ii-
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                               TABLE OF CONTENTS
                                  (Continued)


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                 ARTICLE 8.  EVENTS OF DEFAULT - ENFORCEMENT -
                             APPLICATION OF PROCEEDS  . . . . . . . . . . .   25
       Section 8.1.  Events of Default  . . . . . . . . . . . . . . . . . .   25
       Section 8.2.  Acceleration of Indebtedness   . . . . . . . . . . . .   27
       Section 8.3.  Application of Proceeds  . . . . . . . . . . . . . . .   27
       Section 8.4.  Cumulative Remedies  . . . . . . . . . . . . . . . . .   28

                           ARTICLE 9.  MISCELLANEOUS.   . . . . . . . . . .   28
       Section 9.1.  Independent Rights   . . . . . . . . . . . . . . . . .   28
       Section 9.2.  Covenant Independence  . . . . . . . . . . . . . . . .   28
       Section 9.3.  Waivers and Amendments   . . . . . . . . . . . . . . .   28
       Section 9.4.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . .   28
       Section 9.5.  Survival of Warranties, Etc  . . . . . . . . . . . . .   29
       Section 9.6.  Attorneys' Fees  . . . . . . . . . . . . . . . . . . .   29
       Section 9.7.  Payments on Saturdays, Etc   . . . . . . . . . . . . .   29
       Section 9.8.  Binding Effect   . . . . . . . . . . . . . . . . . . .   29
       Section 9.9.  Maintenance of Records   . . . . . . . . . . . . . . .   29
       Section 9.10. Notices  . . . . . . . . . . . . . . . . . . . . . . .   29
       Section 9.11. Counterparts   . . . . . . . . . . . . . . . . . . . .   30
       Section 9.12. Headings   . . . . . . . . . . . . . . . . . . . . . .   30
       Section 9.13. Capital Adequacy   . . . . . . . . . . . . . . . . . .   30
       Section 9.14. Indemnification by the Borrower  . . . . . . . . . . .   31
       Section 9.15. NO ORAL AGREEMENTS   . . . . . . . . . . . . . . . . .   31
       Section 9.16. Gender   . . . . . . . . . . . . . . . . . . . . . . .   31
       Section 9.17. Joint Borrowers  . . . . . . . . . . . . . . . . . . .   31
       Section 9.18. Cross Default; Cross Collateral  . . . . . . . . . . .   31
       Section 9.19. Assignment   . . . . . . . . . . . . . . . . . . . . .   32
       SECTION 9.20. WAIVER OF JURY TRIAL   . . . . . . . . . . . . . . . .   32

                                 LOAN AGREEMENT

       THIS LOAN AGREEMENT is made and delivered as of this 30th day of December, 1996, by and between NEUTRAL POSTURE ERGONOMICS, INC., a Texas corporation, and COMERICA BANK-TEXAS, a Texas banking association.

                                  WITNESSETH:

       WHEREAS, the Borrower desires to borrow up to TWO MILLION DOLLARS ($2,000,000.00) from the Bank in the form of a revolving credit facility to repay its indebtedness to Fidelity Funding and for the working capital needs of the Borrower; and

       WHEREAS, the Borrower also desires to borrow up to FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) from the Bank in the form of term loans for the purpose of acquiring additional machinery and equipment; and

       WHEREAS, the Bank is willing to supply such financing subject to the terms and conditions set forth in this Agreement;

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree as follows:

                            ARTICLE 1.  DEFINITIONS

       Section 1.1. Defined Terms. As used herein, the following terms shall have the following respective meanings:

       "ACCOUNTS," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS" and "INVENTORY" shall have the meanings assigned to them in the UCC on the date of this Agreement.

       "ADJUSTED NET INCOME" shall mean, for any period (as computed in accordance with GAAP) net income, plus depreciation and amortization expense.

       "AGREEMENT" shall mean this Loan Agreement.

       "BANK" shall mean Comerica Bank-Texas, a Texas banking association.

       "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

       "BASE RATE" shall mean that annual rate of interest designated by the Bank as its prime rate and which is changed by the Bank from time to time. The Base Rate may not necessarily be the lowest rate charged by the Bank.

       "BORROWER" shall mean Neutral Posture Ergonomics, Inc., a Texas corporation.

       "BORROWING BASE" shall mean EIGHTY percent (80%) of the aggregate outstanding principal balance of the Borrower's Eligible Accounts but in no event in excess of the Commitment Amount.

       "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of Exhibit "B" to this Agreement, completed in all appropriate respects and executed by the chief executive or chief financial officer of the Borrower and setting forth Borrower's computation of the Borrowing Base as of the date of such certificate.

       "BUSINESS DAY" shall mean a day on which the Bank is open to carry on its normal commercial lending business.

       "COLLATERAL" shall mean any property of the Borrower in the possession of the Bank, any amount in any deposit account of the Borrower with the Bank and all of Borrower's, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof.

       "COMMITMENT AMOUNT" shall mean $2,000,000.00.

       "CONTRACT RATE" shall mean, as of any date of determination, the annual rate of interest which, pursuant to Section 2.4 of this Agreement would be applicable to the Notes if the annual rate of interest were determined without the Maximum Legal Rate limitation.

       "CURRENT ASSETS" shall mean, as of any applicable date of determination, all cash, nonaffiliated customer receivables, United States government securities, inventories and other assets of the Borrower that should be classified as current in accordance with GAAP.

       "CURRENT LIABILITIES" shall mean, as of any applicable date of determination, all liabilities of the Borrower that should be classified as current in accordance with GAAP, plus all amounts outstanding under the Revolving Credit Note.

       "DEBT" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of the Borrower, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

       "DEFAULT" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

       "DISBURSEMENT DATE" shall mean each date upon which the Bank makes a loan to the Borrower and/or Subsidiaries under Section 2.1 of this Agreement.

       "ELIGIBLE ACCOUNTS" shall mean those Accounts of the Borrower for which each of the warranties set forth in Section 5.17 of this Agreement shall be true (as of any applicable date of determination) and which has been represented by the Borrower to be an "ELIGIBLE ACCOUNT" on the Borrowing Base Certificate.

       "ENVIRONMENTAL LAWS" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. 651 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq., and all similar laws, regulations, and requirements of any governmental authority or agency having jurisdiction over Borrower or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

       "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 8.1 of this Agreement.

       "FINANCIAL STATEMENTS" shall mean all those balance sheets, earnings statements and other financial data (whether of the Borrower, any Subsidiary, any guarantor or otherwise) which have been furnished to the Bank for the purpose of, or in connection with, this Agreement and the transactions contemplated hereby.

       "FINANCING STATEMENTS" shall mean UCC financing statements describing the Bank as secured party and the Borrower as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Bank shall reasonably deem necessary or advisable.

       "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

       "GUARANTOR" shall mean Rebecca C. Boenigk and Jaye E. Congleton.

       "GUARANTY" shall mean a guaranty in the form of Exhibit "C" to this Agreement pursuant to which the Guarantor unconditionally guarantees to the Bank repayment of all of the Indebtedness.

       "HARD COST" shall mean the purchase price of any equipment or molds but shall not include taxes, set-up or transportation charges, warranty costs or similar charges.

       "HAZARDOUS SUBSTANCE" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

       "INDEBTEDNESS" shall mean all loans, advances and indebtedness of the Borrower to the Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of the Borrower and/or Subsidiaries to the Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

       "INVENTORY" means all of the Borrower's now owned and hereafter acquired inventory, goods, merchandise, and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-process, finished goods, returned and repossessed goods, and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such inventory goods, merchandise and such other personal property, and all documents of title or other documents representing them, and all proceeds thereof (including, but not limited to, all proceeds of insurance with respect thereto, including the proceeds of any casualty insurance); and any lists, information and records prepared or kept in relation to the foregoing.

       "LIEN AND FINANCING STATEMENT TRANSFERS" shall mean those certain UCC-3 assignments covering certain financing statements of record with the Secretary of State of the State of Texas and/or the County Clerk of Brazos County, all to be executed by Fidelity Funding to be in form and substance satisfactory to the Bank.

       "LOCK BOX AGREEMENT" shall mean that certain lock box agreement of even date herewith by and between the Borrower and/or Subsidiaries and the Bank by which the Borrower and/or Subsidiaries agree to direct their customers to make payment on accounts to the post office box described in the lock box agreement.
 Such lock box agreement shall further provide for the manner and method of handling checks and items which are deposited therein.

       "MAXIMUM LEGAL RATE" shall have the meaning set forth in Section 2 of this Agreement.

       "NET CURRENT ASSETS" shall mean Current Assets less Current Liabilities.

       "NOTES" shall mean collectively (i) the Revolving Credit Note conforming to Section 2.3 of this Agreement and in the form of Exhibit "A-1" to this Agreement; and (ii) the Term Note(s) (herein so called) conforming to Section
2.10 of this Agreement and in the form of Exhibit "A-2" for a loan to purchase equipment or Exhibit "A-3" for a loan to purchase a mold.

       "PBGC" shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

       "PERMITTED LIENS" shall mean:

       (a)    Liens and encumbrances in favor of the Bank;

       (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and, in the event they are being contested, and if requested by the Bank, bonded in a manner satisfactory to the Bank;

       (c) Liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

       (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

       (e) Encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

       (f)    Purchase money lien securing indebtedness authorized pursuant to
Section 7.5(g) hereof.

       (g)    Existing liens described in Schedule 5.6 attached hereto.

       "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

       "REVOLVING LOAN OR LOAN" shall mean an advance made by the Bank to the Borrower under Section 2.1 of this Agreement on a Disbursement Date. Collectively, all such advances are referred to as "REVOLVING LOANS" or "LOANS".

       "SECURITY AGREEMENTS" shall mean security agreements in the forms of Exhibits "D-1" and "D-2" to this Agreement pursuant to which the Borrower grants to the Bank a security interest in the Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof.

       "SUBSIDIARIES" shall mean any corporation of which more than FIFTY percent (50%) of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

       "TANGIBLE NET WORTH" shall mean, as of any applicable date of determination, the excess of (i) the book value of all assets of a person (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined in accordance with GAAP, less (ii) all Debt of the Borrower.

       "TERM LOAN" shall mean an advance made by the Bank to the Borrower under
Section 2.10 hereof.

       "TERMINATION DATE" shall mean January ___, 1999.

       "UCC" shall mean the Uniform Commercial Code as in effect in the State of Texas and as amended from time to time.

       Section 1.2. Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

       Section 1.3. Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

                   ARTICLE 2.  COMMITMENT, INTEREST AND FEES.

       Section 2.1. Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to make loans to the Borrower on a revolving basis of such amount as the Borrower shall request pursuant to Section 2.2 of this Agreement at any time from the date of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the lesser of (a) the Commitment Amount or (b) the Borrowing Base, provided that each Disbursement Date under this Agreement must be a Business Day.

       Section 2.2.  Borrowing Procedures.

       2.2.1 Notice. The Borrower shall give the Bank notice of the Borrower's desire for a Revolving Loan by 1:00 p.m. (Houston, Texas time) on the day of the requested advance. Such notice shall be by telephone communication from an officer of the Borrower who has been given access to the Borrower to a security code given to the Borrower by the Bank. Such notice shall specify the proposed Disbursement Date and the principal amount of the proposed advance for such Revolving Loan. A written confirmation of each request shall be given by the Borrower to the Bank within two (2) Business days after any oral advance request; written confirmation shall be by confirmed facsimile transmission or by U.S. mail.

       2.2.2 Bank Obligations. The Bank agrees to make the Revolving Loan on the Disbursement Date as set forth in a notice to the Bank from the Borrower conforming to the requirements of Section 2.2.1 by crediting the Borrower's general deposit account with the Bank in the amount of such Revolving Loan, provided, however, that the Bank shall not be so obligated if:

       (a) Any of the conditions precedent set forth in Section 4 of this Agreement shall not have been satisfied or waived by the Bank in accordance with Section 9.3 of this Agreement; or

       (b) Such proposed Revolving Loan would cause the aggregate unpaid principal amount of the Revolving Loans outstanding under this Agreement to exceed the lesser of (i) the Commitment Amount or (ii) the Borrowing Base on the Disbursement Date.

       Section 2.3. Revolving Credit Note. The Revolving Loans shall be evidenced by the Revolving Credit Note, executed by the Borrower, dated the date of this Agreement, payable to the Bank on the Termination Date (unless sooner accelerated pursuant to the term of this Agreement), and in the principal amount of the original Commitment Amount. The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records or, at the option of the Bank, on a schedule attached to the Revolving Credit Note. The aggregate unpaid principal amount so recorded by the Bank shall constitute the best evidence of the principal amount owing and unpaid on the Revolving Credit Note, provided, however, that the failure by the Bank so to record any such amount or any error in so recording any such amount (whether on the schedule attached to the Revolving Credit Note or otherwise) shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

       Section 2.4. Interest. Subject to the provisions of Section 2.6 below, the Revolving Credit Note shall bear interest on the outstanding principal balance from time to time outstanding under the Revolving Credit Note at a rate equal to the lesser of (a) one-half of one percent (.50%) per annum plus the Base Rate of the Bank until maturity, whether by acceleration or otherwise, (b) the Maximum Legal Rate, as defined below. Interest shall be payable to the extent then accrued on the first day of each calendar month, beginning March 1, 1997, until maturity (whether by acceleration or otherwise) and from and after such maturity, on demand. The rate of interest applicable to the Revolving Credit Note shall change as and when the Bank's Base Rate changes.

       Section 2.5. Renewals and Extensions. Renewals and extensions, if any, of any Loan shall be at the Bank's discretion and shall be evidenced by such documents and instruments as the Bank may require in its sole discretion. The Bank shall not be obligated to accommodate any renewals and extensions.

       Section 2.6. Maximum Rate. The following provisions shall control this Agreement and the Revolving Credit Note:

       (a) No agreements, conditions, provision or stipulations contained in this Agreement or in any other agreement between the Borrower and the Bank, or the occurrence of an Event of Default, or the exercise by the Bank of any right it may have to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between the Borrower and the Bank, or the arising of any contingency whatsoever, shall entitle the Bank to collect, in any event, interest exceeding the maximum rate of non-usurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "Maximum Legal Rate") and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (the "Excess"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the Base Rate from time to time announced by the Bank such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Bank based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Bank, all interest at any time contracted for, charged or received by the Bank in connection with the Borrower's obligations shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement. If at any time the rate of interest payable hereunder shall be computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Contract Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate, provided, however, in no event shall the Contract Rate ever exceed the Maximum Legal Rate.

       (b) Unless preempted by federal law, the rate of interest from time to time in effect hereunder shall not exceed the greater of eighteen (18%) percent per annum or the "INDICATED RATE CEILING" from time to time in effect under Chapter 1 of the Texas Credit Code (Vernon's Texas Civil Statutes), Section (a)(1), Article 5069-1.04, as amended.

       (c) The provisions of this Section shall be deemed to be incorporated into every document or communication relating to the Indebtedness which sets forth or prescribes any account, right or claims or alleged account, right or claim of the Bank with respect to the Borrower (or any other obligor in respect of the Indebtedness), whether or not any provisions of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Bank thereunder, be automatically recomputed by the Borrower or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

       (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law, as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Bank by reason thereof shall be payable upon demand.

       (e) The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes), Article 5069-15, as amended, are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other agreements executed in connection herewith or therewith or to the transactions contemplated hereby or thereby.

       Section 2.7.  Fees.

       2.7.1 Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee for the period from and including the date of this Agreement to the Termination Date equal to one quarter of one percent (.25%) per annum on the average daily difference between the Commitment Amount and the aggregate unpaid principal balance of the

Revolving Loans. Such commitment fee shall be payable on the last Business Day of March, June, September and December, beginning March, 1997, and on the Termination Date, for the periods ending on such dates, or any portion thereof this Agreement is in effect.

       2.7.2 Preparation Fees. Simultaneously with the execution of this Agreement, the Borrower shall pay to the Bank the amount of the Bank's expenses (including attorney's fees and disbursements) incurred by the Bank in connection with the preparation of this Agreement and related instruments.

       Section 2.8. Basis of Computation. The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

       Section 2.9.  Prepayments.

       2.9.1 Mandatory Prepayments. The Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans from time to time exceeds the Borrowing Base, together with all interest accrued and unpaid on the amount of such excess, but without other premium or penalty. Such prepayment shall be immediately due and owing upon the occurrence of any such excess and, at the option of the Bank, any mandatory prepayment made under this Section 2.9.1 will reduce the Commitment Amount.

       2.9.2 Optional Prepayment. The Borrower may prepay either the Revolving Credit Note or the Term Note at any time and without the payment of any penalty or premium; however, at the Bank's option, all voluntary prepayment of the Term Note shall be applied to future installments due thereon in the inverse order of their maturity.

       Section 2.10. Term Loan. If all of the conditions set forth in Section 4, together with the following conditions, have been met, then the Bank agrees to make advances of credit to the Borrower in the form of Term Loans of up to an aggregate of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), each Term Loan representing the purchase of equipment shall be evidenced by a separate promissory note fully amortizing the principal advanced over a five
(5) year period and each Term Loan evidencing the purchase of a mold shall be evidenced by a separate promissory note fully amortizing the principal advanced over a two (2) year period.

       2.10.1 Conditions to Term Loan Advances. Advances under the Term Loan Credit Facility shall be available for the purpose of acquiring new equipment or molds and can be made in one or more advances so long as the aggregate amount of advances made to the Borrower for the purchase of new equipment does not exceed FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00). Each Term Loan shall accrue interest at the same floating rate charged on the Revolving Credit Note. Each advance shall be subject to the Bank's prior receipt from the Borrower of the following:

                     (a) A bill of sale covering the new equipment or molds to be acquired;

                     (b) Proof of insurance coverage on the same showing the Bank as loss payee and the mortgagee;

                     (c) Proof of receipt, installation and that the equipment is operating pursuant to manufacturer's specifications;


                     (d) A signed financing statement to be in form and substance satisfactory to the Bank and describing the equipment; and

                     (e) A signed promissory note in the form of the note attached hereto as Exhibit A-2, in the case of an advance to purchase equipment, and to be in the amount not in excess of 90% of the Hard Cost of the new equipment (which note shall be repayable in not more than sixty (60) substantially equal monthly installments of principal plus interest) or in the form of the note attached hereto as Exhibit A-3, in the case of an advance to purchase a mold, and to be in an amount not in excess of 70% of the Hard Cost of the molds (which note shall be repayable in not more than twenty-four (24) substantially equal monthly installments of principal plus interest).

       Section 2.11. Basis of Payments. All sums payable by the Borrower to the Bank under this Agreement shall be paid directly to the Bank at its principal office in immediately available funds, without setoff, deduction or counterclaim.

                             ARTICLE 3.  SECURITY.

       To secure full and timely performance of the Borrower's covenants set out in this Agreement and to secure the repayment of the Notes and all other Indebtedness whatsoever of the Borrower to the Bank, the Borrower and/or Subsidiaries agree to grant and assign liens upon and security interests in the Collateral pursuant to the Security Agreements, the Financing Statements, and other instruments and agreements satisfactory to the Bank.

            ARTICLE 4.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK.

       Section 4.1. Conditions to First Disbursement. The obligations of the Bank under this Agreement are subject to the occurrence, prior to or on the Disbursement Date first occurring, of each of the following conditions, any or all of which may be waived in whole or in part by the Bank in writing:

       4.1.1 Documents Executed and Filed. The Borrower shall have executed (or caused to be executed) and delivered to the Bank and, as appropriate, there shall have been filed with such filing offices as the Bank shall deem appropriate, the following:

              (a)    The Note or Notes;

              (b)    The Security Agreements;

              (c)    The Financing Statements;

              (d)    The Guaranty;

              (e)    The Lien and Financing Statement Transfers; and

              (f)    The Lockbox Agreement.

       4.1.2 Certified Resolutions. The Borrower shall have furnished to the Bank a copy of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowing hereunder, the Notes and any other documents contemplated by this Agreement, which shall have been certified by the Secretary or Assistant Secretary of the Borrower as of the Disbursement Date first occurring.

       4.1.3 Certified Articles. The Borrower shall have furnished to the Bank a copy of the Articles of Incorporation, including all amendments thereto, and all other charter documents of the Borrower, all of which shall have been certified by the state agency issuing the same as of a date reasonably near the Disbursement Date first occurring.

       4.1.4 Certified Bylaws. The Borrower shall have furnished to the Bank a copy of the Bylaws of the Borrower, which shall have been certified by the Secretary or Assistant Secretary of the Borrower as of the Disbursement Date first occurring.

       4.1.5 Certificate of Good Standing. The Borrower shall have furnished to the Bank a certificate of good standing with respect to the Borrower, which shall have been certified by the state agency issuing the same as of a date reasonably near the Disbursement Date first occurring.

       4.1.6 Certificate of Incumbency. The Borrower shall have furnished to the Bank a certificate of the Secretary or Assistant Secretary of the Borrower certified as of the Disbursement Date first occurring, as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Notes and any documents contemplated or delivered under this Agreement.

       4.1.7 Opinion of Borrower's Counsel. The Borrower shall have furnished to the Bank the favorable written opinion of Miller & Lehman, counsel to the Borrower, dated as of the Disbursement Date first occurring and in the form of Exhibit "E" to this Agreement.

       4.1.8 UCC Lien Search. The Bank shall have received UCC record and copy searches, evidencing the appropriate filing and recording of the Financing Statements and disclosing no notice of any liens or encumbrances filed against any of the Collateral in any relevant jurisdiction other than the Financing Statements and other than as relate to Permitted Liens.

       4.1.9 Hazard Insurance. The Borrower shall have furnished to the Bank, in form and amounts and with companies satisfactory to the Bank, evidence of hazard insurance policies naming the Bank as "mortgagee", and "loss payee" (to the extent doing so is not prohibited under the terms of any lease which the Debtor is a party to) and relating to the assets and properties (including, but not limited to, the Collateral) of the Borrower and/or Subsidiaries.

       4.1.10 Payment of Debt. The Bank shall have been furnished with evidence satisfactory to it that all indebtedness of the Borrower to Fidelity Funding has been paid in full and all corresponding liens terminated or transferred to the Bank.

       4.1.11 Approval of Bank Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

       4.1.12 Other Information and Documentation. The Bank shall have received such other information, certificates and executed documents as they shall have reasonably requested.

       Section 4.2. Conditions to All Disbursements. The obligation of the Bank to make any Revolving Loan or Term Loan on any Disbursement Date, including, but not limited to, the Disbursement Date first occurring, are subject to the occurrence, prior to or on the Disbursement Date related to such Revolving Loan or Term Loan, of each of the following conditions, any or all of which may be waived in whole or in part by the Bank in writing:

       4.2.1 Certificate. The Bank shall have received a certificate, executed by the chief executive or chief financial officer of the Borrower, certified as of such Disbursement Date, and confirming that, as of such Disbursement Date:

              (a) No Default or Event of Default has occurred and is continuing; and

              (b) The warranties and representations set forth in Section 5 of this Agreement are true and correct on and as of such Disbursement Date.

       4.2.2 Bank Satisfaction. The Bank shall not know or have any reasonable reason to believe that, as of such Disbursement Date:

              (a) Any Default or Event of Default has occurred and is continuing;

              (b) Any warranty or representation set forth in Section 5 of this Agreement shall not be true and correct; or

              (c) Any provision of law, any order of any court or other agency of government or any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement, the Notes, the Security Agreement, the Financing Statements, the Guaranty or the Subordination Agreement.

                  ARTICLE 5.  WARRANTIES AND REPRESENTATIONS.

       The Borrower represents and warrants to the Bank that:

       Section 5.1. Corporate Existence and Power. (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (b) the Borrower has the corporate power and authority to own their respective properties and assets and to carry out their respective business as now being conducted and are qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary and (c) the Borrower has the corporate power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Notes and other documents contemplated hereby, to grant to the Bank liens and security interest in the Collateral as hereby contemplated and to do any and all other things required of it hereunder.

       Section 5.2. Authorization and Approvals. The execution, delivery and performance of this Agreement, the borrowing hereunder and the execution and delivery of the Notes, the Security Agreements, the Financing Statements, and other documents contemplated hereby have been duly authorized by all requisite corporate action, (a) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank, (b) will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Borrower, any provision of any indenture, agreement or other instrument to which the Borrower is a party, or by which it or any of its properties or assets are bound, (c) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, agreement or other instrument, and (d) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than in favor of the Bank and as contemplated hereby. The execution, delivery and performance of the Guaranty, and other documents contemplated thereby (e) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank, (f) will not violate any provision of law, any order of any court or other agency of government, any provision of any indenture, agreement or other instrument to which Guarantor is a party, or by which either or any of their properties or assets are bound, (g) will not be in conflict with, result in a breach of or constitute without notice or passage of time) a default under any such  indenture, agreement or other instrument, and
(h) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties of the Guarantor other than in favor of the Bank and as contemplated hereby.

       Section 5.3. Valid and Binding Agreement. This Agreement is, and the Notes, the Security Agreements, the Financing Statements, and all other documents contemplated hereby will be, when delivered, valid and binding obligations of the Borrower and/or Subsidiaries, and the Guaranty, and all other documents contemplated thereby will be valid and binding obligations of the Guarantor and/or owner of the life insurance policy, in each case enforceable in accordance with their respective terms except as similar laws and equitable principles affecting the enforcement of creditors' rights generally.

       Section 5.4.  Actions, Suits or Proceedings.  Except as disclosed on
Schedule 5.4, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or Guarantor, or any properties or rights of the Borrower or any of the Subsidiaries or Guarantor, which, if adversely determined, could materially impair the right of the Borrower or any of the Subsidiaries to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower, any Subsidiary or Guarantor.

       Section 5.5.  Subsidiaries.  Borrower has no subsidiaries.

       Section 5.6. No Liens, Pledges, Mortgages or Security Interests. Except for Permitted Liens, none of the Borrower's or the Subsidiaries' assets and properties, including the Collateral, is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

       Section 5.7. Accounting Principles. The Financial Statements have been prepared in accordance with GAAP and fully and fairly present the financial condition of the Borrower and the Subsidiaries as of the dates, and the results of their operations for the periods, for which the same are furnished to the Bank. To the best of Borrower's knowledge and belief, the Borrower has no material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements.

       Section 5.8. No Adverse Changes. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or any of the Subsidiaries since the date of the latest of the Financial Statements.

       Section 5.9. Conditions Precedent. As of each Disbursement Date, all appropriate conditions precedent referred to in Section 4 hereof shall have been satisfied (or waived in writing by the Bank).

       Section 5.10. Taxes. The Borrower and the Subsidiaries have filed by the due date therefor all federal, state and local tax returns and other reports they are required by law to file and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and have made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. The Borrower has no knowledge of any deficiency or assessment in a material amount in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements.

       Section 5.11. Compliance with Laws. Except as disclosed on Schedule 5.11, the Borrower and the Subsidiaries have complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of the business of the Borrower or any of the Subsidiaries.

       Section 5.12. Indebtedness. Except as disclosed on Schedule 5.12, the Borrower and the Subsidiaries have no indebtedness for money borrowed and no direct or indirect obligations under any leases (whether or not required to be capitalized under GAAP) or any agreements of guarantee or surety except for the endorsement of negotiable instruments by the Borrower and the Subsidiaries in the ordinary course of business for deposit or collection.

       Section 5.13. Material Agreements. Except as disclosed on Schedule 5.13, the Borrower and the Subsidiaries have no material leases, contracts or commitments of any kind (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements); to the best knowledge of Borrower, all parties to such agreements (including the Borrower and the Subsidiaries) have complied with the provisions of such leases, contracts or commitments; and to the best knowledge of Borrower, no party to such agreements (including the Borrower and the Subsidiaries) is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

       Section 5.14. Margin Stock. Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. The Borrower does not own any margin stock.

       Section 5.15. Pension Funding. The Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA and has not incurred any material liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower or any of the Subsidiaries and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

       Section 5.16. Misrepresentation. No warranty or representation by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

       Section 5.17. Eligible Accounts. As to each Account represented by the Borrower to be an "Eligible Account" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

              (a) Such Account arose in the ordinary course of the business of Borrower out of either (i) a bona fide sale of Inventory by the Borrower, and in such case such Inventory has in fact been shipped to, and accepted and retained by, the appropriate account debtor or the sale has otherwise been consummated in accordance with such order, or (ii) services performed by the Borrower, under an enforceable contract, and in such case such services have in fact been performed for the appropriate account debtor in accordance with such contract.

              (b) Such Account represents a legally valid and enforceable claim which is due and owing to the Borrower, by such account debtor and for such amount as is represented by the Borrower, to the Bank on such Borrowing Base Certificate, such Account is due and payable not more than thirty (30) days from the delivery of the related Inventory, or the performance of the related services, giving rise to such Account and such Account has not been due for more than ninety (90) days (from the date of invoice).

              (c) The unpaid balance of such Account is as represented by the Borrower, and not subject to any defense, counterclaim, setoff, credit, allowance or adjustment by the account debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by Borrower, in the ordinary course of business for prompt payment, and there is no agreement between Borrower, the related account debtor and any other person for any rebate, discount, concession or release of liability, in whole or in part.

              (d) The transactions leading to the creation of such Account comply with all applicable state and federal laws and regulations.

              (e) The Borrower has granted to the Bank a perfected security interest in such Account (as an item of the Collateral) prior in right to all other persons (other than Permitted Liens), and such Account has not been sold, transferred or otherwise assigned by the Borrower, to any person, other than the Bank.

              (f) Such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as have been endorsed and delivered by the Borrower, to the Bank on or prior to such Account's inclusion on such Borrowing Base Certificate.

              (g) The Borrower has not received, with respect to such Account, any notice of the death of the related account debtor or any partner thereof, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such account debtor.

              (h)    The account debtor on such Account is not:

                  (i)       an affiliate of the Borrower,

                 (ii) the United States of America or any department, agency or instrumentality thereof,

                (iii) a citizen or resident of any jurisdiction other than one of the United States (unless such Foreign Account is subject to a guaranty of payment in the form of a letter of credit issued by a Bank which is acceptable to the Bank) or

                 (iv) an account debtor whom the Bank has, in the exercise of such Bank's sole discretion, determined to be (based on such factors as the Bank deems appropriate) an ineligible account debtor and as to which the Bank has notified the Borrower, provided, however, that any such notice shall not apply as to any Account of such account debtor which has been included on a Borrowing Base Certificate by the Borrower prior to the giving of such notice by the Bank and which meets each and every other requirement under this Agreement for the denomination of such Account as an "Eligible Account."

       NOTWITHSTANDING the foregoing, the Borrower may include in Eligible Accounts, provided the Account is otherwise eligible hereunder, up to $100,000.00 of Accounts where the account debtor is the United States of America or any department, agency or instrumentality thereof.

              (i) Such Account is not payable by an account debtor for whom Twenty-Five percent (25%) or more of the total amount then owed to the Borrower and/or its Subsidiaries by that account debtor is ninety (90) days or more from invoice date.

                       ARTICLE 6.  AFFIRMATIVE COVENANTS.

       From the date hereof until the principal of and interest on the Notes and other Indebtedness is paid in full, the Borrower covenants and agrees that it will:

       Section 6.1.  Financial and Other Information.

              6.1.1 Annual Financial Reports. Furnish to the Bank in form satisfactory to the Bank not later than one hundred and fifty (150) days after the close of the 1996 fiscal year ending December 31, 1996 and not later than one hundred and twenty (120) days after the close of each fiscal year of the Borrower, beginning with the Borrower's fiscal year ending December 31, 1997, on a consolidated and consolidating basis, a balance sheet as at the close of each such fiscal year, statements of income and statements of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and shall contain unqualified opinions as to the fairness of the statements therein contained.

              6.1.2 Monthly Financial Statements. Furnish to the Bank not later than thirty (30) days after the close of each month of each fiscal year of the Borrower, beginning with November 30, 1996, financial statements containing the consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the end of each such period, consolidated and consolidating statements of income and statements of cash flows of the Borrower and the Subsidiaries up to the end of such period. These statements shall be prepared on substantially the same accounting basis as the statements required in Section 6.1.1 of this Agreement and shall be in such detail as the Bank may require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

              6.1.3 No Default Certificate. Together with each delivery of the financial statements required by Sections 6.1.1 and 6.1.2 of this Agreement, furnish to the Bank a certificate of its chief executive or financial officer stating that no Event of Default or Default has occurred, or if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto. Such certificate shall also demonstrate, by showing the applicable ratio or other calculation, with such supporting information as the Bank requires, that the Borrower is in compliance with Section 6.5 through and including Section 6.8.

              6.1.4 Aging and Backlog Reports. Furnish to the Bank monthly by the twentieth (20th) of the succeeding month an aging as of the end of the preceding month of Borrower's and Subsidiaries' (i) Accounts and
       (ii) accounts payable together with Inventory listings and backlog reports in forms satisfactory to the Bank.

              6.1.5 Borrowing Base Certificate. Furnish to the Bank not later than twenty (20) after the close of each month, a Borrowing Base Certificate confirming that the aggregate unpaid principal amount of all Revolving Loans does not exceed the lesser of the Commitment Amount or the Borrowing Base as then in effect (or, if such is not the case, accompanied by a prepayment of the Revolving Credit Note in accordance with Section 2.8.2 of this Agreement). Such reports shall be delivered to the Bank no later than twenty (20) days after the date thereof but shall only be due if there are funds outstanding on the Revolving Credit Note.

              6.1.6 Adverse Events. Promptly inform the Bank of the occurrence of any Event of Default or Default, or of any occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's business, properties, financial condition or ability to comply with its obligations hereunder.

              6.1.7 Shareholder Reports. Promptly furnish to the Bank upon becoming available a copy of all financial statements, reports, notices, proxy statements and other communications sent by the Borrower to its stockholders, and all regular and periodic reports filed by the Borrower with any securities exchange, the Securities and Exchange Commission or any other state or federal agency.

              6.1.8 Management Letters. Furnish to the Bank, promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to the Borrower by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower.

              6.1.9 Accounts Receivable Audit. Allow the Bank to conduct, at least once per year, and as of such dates as the Bank shall designate, an audit and verification of the Borrower's and/or Subsidiaries' Accounts, to be performed by the Bank or such other party as the Bank shall designate, and to be performed in such form and detail as the Bank shall reasonably require.

              6.1.10 Financial Statements of Guarantors. To cause to be furnished to the Bank annually, and no later than one hundred twenty
       (120) days after the end of each calendar year, the annual financial statement of each Guarantor, which statements shall be in such form and detail as the Bank shall reasonably request, and to contain a listing of assets and liabilities and a summary of cash uses and sources, together with a copy, as soon as it is filed, of each Guarantor's annual federal income tax return.

              6.1.11 Other Information as Requested. Promptly furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request from time to time and permit the Bank, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower and the Subsidiaries at any reasonable time during normal business hours.

       Section 6.2. Insurance. Keep its insurable properties (including, but not limited to, the Collateral) and the insurable properties of the Subsidiaries adequately insured and maintain (a) insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower or the Subsidiaries, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Bank, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Bank. All such policies shall contain a provision whereby they may not be canceled except upon thirty days' prior written notice to the Bank. The Borrower will deliver to the Bank, at the Bank's request, evidence satisfactory to the Bank that such insurance has been so procured and, with respect to casualty insurance, names the Bank as "mortgagee" and "loss payee" (to the extent doing so is not prohibited under the terms of any lease which the Debtor is a party to) and provides for payment to the Bank even if the Borrower would not be entitled to receive payment of any proceeds. If the Borrower fails to maintain satisfactory insurance as herein provided, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank, with interest at five percent (5%) per annum plus the Base Rate, all amounts so expended by the Bank. The Borrower hereby appoints the Bank as Borrower's attorney-in-fact, which appointment is coupled with an interest and irrevocable, to endorse any check or draft payable to the Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Indebtedness, provided, however, that the Bank shall not be required hereunder so to act.

       Section 6.3. Taxes. Pay promptly and within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower, the Subsidiaries and their respective property, except to the extent being contested in good faith and, if requested by the Bank, bonded in a manner satisfactory to the Bank. If the Borrower shall fail to pay such taxes and assessments by their due date, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank, with interest at five percent (5%) per annum plus the Base Rate, all amounts so expended by the Bank.

       Section 6.4. Maintain Corporation and Business. Do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's and the Subsidiaries' corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate their respective businesses substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of their respective property used or useful in the conduct of their respective business and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

       Section 6.5. Tangible Net Worth Step Up Requirement. The Borrower shall increase its Tangible Net Worth by not less than $150,000.00 per fiscal year.

       Section 6.6. Maintain Debt Ratio. The Borrower shall maintain the ratio of Debt to Tangible Net Worth of not more than 2.75 to 1.0.

       Section 6.7. Maintain Working Capital. The Borrower shall maintain minimum Working Capital of $200,000.00. For purposes hereof, "Working Capital" shall mean the sum of all cash, plus accounts receivable (less accounts receivable more than ninety days old and less any accounts for which there is a dispute concerning payment) plus inventory (less any obsolete inventory) less all Current Liabilities.

       Section 6.8.  Maintain Fixed Charge Coverage.   The Borrower shall
maintain a Fixed Charge Coverage ratio of not less than 1.10 to 1.0 to be calculated quarterly on a rolling quarterly basis.

For purposes hereof, "Fixed Charge Coverage" shall mean the sum of net income plus depreciation, plus amortization plus interest expense, divided by the sum of current maturities of long-term debt (the Revolving Credit Note being considered short-term debt for purposes hereof) plus current maturities of capital leases, plus interest expense plus non-financed capital expenditures.

       Section 6.9. ERISA. (a) At all times meet and cause each of the Subsidiaries to meet the minimum funding requirements of ERISA with respect to the Borrower's and the Subsidiaries' employee benefit plans subject to ERISA;
(b) promptly after the Borrower knows (i) of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or
(ii) that the PBGC or the Borrower (or any Subsidiary) has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower (or such Subsidiary) proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and
(c) furnish to the Bank (or cause the plan administrator to furnish the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower (or any Subsidiary), not later than ten (10) days after such report has been so filed.

       Section 6.10. Use of Loan Proceeds. Use the proceeds of the loan hereunder for the purpose set forth in the recitals to this Agreement.

                        ARTICLE 7.  NEGATIVE COVENANTS.

       From the date hereof until the principal of and interest on the Notes and other Indebtedness is paid in full, the Borrower covenants and agrees that it will not, and will not permit any Subsidiary to:

       Section 7.1. Dividends. Declare or pay any dividend (other than dividends payable solely in shares of its capital stock) on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any shares of its capital stock, except that dividends from any Subsidiary to the Borrower are permitted.

       Section 7.2. Stock Issuance. Issue any additional shares of its capital stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing.

       NOTWITHSTANDING the foregoing, the Borrower may issue (i) currently authorized but unissued shares and/or (ii) stock options, and allow those options to be exercised, so long as, after taking into account the purchase of any currently authorized but unissued shares and/or the exercise of any stock options, at all times David R. Campbell, Rebecca C. Boenigk and Jaye E. Congleton collectively own and control the voting rights to FIFTY-ONE percent (51%) or more, both before and after the issuance of any currently authorized but unissued shares and/or the exercise of any such options, of the voting stock of the Borrower.

       Section 7.3. Stock Acquisition. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

       Section 7.4. Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

       Section 7.5. Indebtedness. Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Bank, (c) existing indebtedness to the extent set forth on Schedule 5.12, (d) trade indebtedness incurred and paid in the ordinary course of business, (e) contingent indebtedness to the extent permitted by Section 7.7 of this Agreement, (f) indebtedness secured by Permitted Liens, (g) purchase money indebtedness, not to exceed ONE HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($150,000.00) each fiscal year, where used to acquire equipment, and (h) obligations to the extent permitted by Section 7.11 of this Agreement.

       Section 7.6. Extension of Credit. Make loans, advances or extensions of credit to any person, except for sales on open account and otherwise in the ordinary course of business.

       Section 7.7. Guarantee Obligations. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other person, whether by agreement to purchase the indebtedness of any other person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or the Subsidiaries in the ordinary course of business for deposit or collection.

       Section 7.8. Subordinate Indebtedness. Subordinate any indebtedness due to it from a person to indebtedness of other creditors of such person.

       Section 7.9. Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of transactions), (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other person, enter into any reorganization or recapitalization or reclassify its capital stock (NOTWITHSTANDING the foregoing, should the Borrower desire to acquire a business in substantially the same line of business that the Borrower is currently in, and further provided that such acquisition shall not otherwise result in an Event of Default hereunder, nor impose upon the Borrower or its management, any undue financial or managerial constraints or burdens, the Bank shall not unreasonably withhold or delay its approval of any written request, containing such information as the Bank shall reasonably require to make its decision, of the acquisition by the Borrower of any such business), or (c) enter into any sale-leaseback transaction; provided, however, that a Subsidiary wholly owned by the Borrower may be merged into, or consolidated with, the Borrower or another Subsidiary wholly owned by the Borrower, and such Subsidiary may sell, lease or transfer all or a substantial part of its assets to the Borrower or another Subsidiary wholly owned by the Borrower, and the Borrower or such Subsidiary may acquire all or substantially all of the properties and assets of the Subsidiary so to be merged into, or consolidated with, it or so to be sold, leased or transferred to it.

       Section 7.10. Acquire Securities. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other person except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000 and direct obligations of the United States Government maturing within one year from the date of acquisition thereof.

       Section 7.11. Pension Plans. (a) Allow any fact, condition or event to occur or exist with respect to an employee pension or profit sharing plan which might constitute grounds for termination of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower or any of the Subsidiaries to the PBGC which in the opinion of the Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

       Section 7.12. Misrepresentation. Furnish the Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

       Section 7.13. Margin Stock. Apply any of the proceeds of the Notes to the purchase of carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

       Section 7.14. Compliance with Environmental Laws. Borrower will not, and will not allow any Subsidiary to, (i) use (or permit any tenant to use) any of its respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance except in all respects in compliance with Environmental Laws, (ii) generate any Hazardous Substance except in all respects in compliance with Environmental Laws, (iii) conduct any activity which is likely to cause a release of any Hazardous Substance, or (iv) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law.

       Section 7.15. Capital Expenditures. Acquire or expend money for, or commit itself to acquire or expend money for by lease, purchase or otherwise, fixed assets in excess of $500,000.00 per fiscal year.

       Section 7.16. Bonus or Dividend for Taxes. The Borrower is a Subchapter S Corporation for federal income tax purposes. Annually, the Borrower may pay a bonus or dividend to the Guarantors in cash sufficient to pay the federal income taxes attributable to the net income of the Borrower attributed to the Guarantors under the provisions of Subchapter S.


                 ARTICLE 8.  EVENTS OF DEFAULT - ENFORCEMENT -
                            APPLICATION OF PROCEEDS.

       Section 8.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

              8.1.1 Failure to Pay Monies Due. If any principal of or interest on the Notes, any fees under Section 2.7 of this Agreement or any other Indebtedness shall not be paid when due.

              8.1.2 Misrepresentation. If any warranty or representation of the borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Bank by or on behalf of the Borrower, shall prove to be false or misleading in any material respect.

              8.1.3 Noncompliance with Bank Agreement. If the Borrower or the Guarantor shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other agreement with the Bank to which it may be a party, including, without limitation, any indebtedness owed by Guarantor to the Bank.

              8.1.4 Other Defaults. If the Borrower or any Subsidiary or Guarantor shall default in the due payment of any of its indebtedness (other than the Indebtedness) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness and such default shall be continued for a period sufficient to permit acceleration of the indebtedness, irrespective of whether any such default shall be forgiven or waived by the holder thereof.

              8.1.5 Judgments. If there shall be rendered against the Borrower or any Subsidiary or the Guarantor, one or more judgments or decrees involving an aggregate liability of $20,000.00 or more, which has or have become nonappealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 45 days, whether or not consecutive; or of a writ of attachment or garnishment against the property of the Borrower or any of the Subsidiaries or the Guarantor shall be issued and levied in an action claiming $20,000.00 or more and not released or appealed and bonded in a manner satisfactory to the Bank.

              8.1.6 Business Suspension, Bankruptcy, Etc. If the Borrower or any Subsidiary shall voluntarily suspend transaction of its business; or if the Guarantor shall die; or if the Borrower or any Subsidiary or the Guarantor shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower or any Subsidiary or the Guarantor, under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by the Borrower or any Subsidiary or the Guarantor or shall be commenced against the Borrower or any Subsidiary or the Guarantor and shall not be discharged within thirty (30) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or any Subsidiary or the Guarantor or for any substantial portion of its respective properties or assets.

              8.1.7 Change of Control or Management. If the Borrower or a controlling portion of its voting stock or a substantial portion of its assets comes under the practical, beneficial or effective control of one or more persons other than Rebecca C. Boenigk, Jaye E. Congleton or David R. Campbell whether by reason of death, merger, consolidation, sale or purchase of assets or stock or otherwise; or if any TWO (2) of the following are no longer active in the day-to-day management of the
       Borrower: Rebecca C. Boenigk, Jaye E. Congleton or David R. Campbell, and if any such change of control adversely impacts, in the sole judgment of the Bank, upon the ability of the Borrower to carry on its business as theretofore conducted.

              8.1.8 Inadequate Funding or Termination of Employee/Benefit Plan(s). If the Borrower (or any Subsidiary) shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by the Borrower (or any Subsidiary), or if any such plan shall be, for a period of sixty (60) days after they commence, the subject of termination proceedings (whether voluntary or involuntary) or there shall result from such termination proceedings a liability of Borrower (or any subsidiary) to the PBGC which in the opinion of the Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

              8.1.9 Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by the Borrower or any Subsidiary, any reportable event (within the meaning of section 4043(b) of ERISA) which the Bank shall determine in good faith constitutes a ground for the termination of any such plan, and if such event continues for thirty (30) days after the Bank gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

       Section 8.2. Acceleration of Indebtedness. Upon the occurrence of any of the Events of Default described in Section 8.1.3 hereunder which is not cured by the Borrower or waived by the Bank within 30 days after the earlier of the date of notice to the Borrower by the Bank of such Default or the date the Bank is notified, or should have been notified, pursuant to Borrower's obligation under Section 6.1.5 of this Agreement, of such Default, or upon the occurrence of any of the Events of Default described in Section 8.1.1, Section
8.1.2 or Sections 8.1.4 through 8.1.9, all Indebtedness shall be due and payable in full forthwith at the option of the Bank without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived. Unless all of the Indebtedness is then fully paid, the Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under UCC, under the Security Agreements, or under any other document contemplated hereby, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to setoff against the Indebtedness any amount owing by the Bank to the Borrower. The Borrower agrees, upon request of the Bank, to assemble the Collateral and make it available to the Bank at any place designated by the Bank which is reasonably convenient to the Bank and the Borrower.

       Section 8.3. Application of Proceeds. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Bank, first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorneys' fees and legal expenses incurred by the Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrower or to such other person or persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency, which the Borrower shall pay to the Bank immediately upon demand.

       Section 8.4. Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for the breach of this Agreement by the Borrower.

                           ARTICLE 9.  MISCELLANEOUS.

       Section 9.1. Independent Rights. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

       Section 9.2. Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

       Section 9.3. Waivers and Amendments. No forbearance on the part of the Bank in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Bank except in writing signed and delivered by an officer of the Bank, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Bank.

       Section 9.4. GOVERNING LAW. THIS AGREEMENT, AND EACH AND EVERY TERM AND PROVISION HEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS. IF ANY PROVISIONS OF THIS AGREEMENT SHALL FOR ANY REASON BE HELD INVALID OR UNENFORCEABLE, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER PROVISION HEREOF, BUT THIS AGREEMENT SHALL BE CONSTRUED AS IF SUCH INVALID OR UNENFORCEABLE PROVISION HAD NEVER BEEN CONTAINED HEREIN.

       Section 9.5. Survival of Warranties, Etc. All of the Borrower's covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the borrowing and the delivery of the Notes hereunder and shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank. All statements contained in any certificate or other document delivered to the Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

       Section 9.6. Attorneys' Fees. The Borrower agrees that it will pay all reasonable costs and expenses of the Bank in connection with the enforcement of the Bank's rights and remedies under this Agreement and in connection with the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement.

       Section 9.7. Payments on Saturdays, Etc. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

       Section 9.8. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

       Section 9.9. Maintenance of Records. The Borrower will keep all of its records concerning the Collateral at its principal place of business. The Borrower will give the Bank prompt written notice of any change in its principal place of business, or in the location of said records.

       Section 9.10. Notices. All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be effective when received or, in the case of notices from the Bank to the Borrower, if notice is given by mail three (3) days after the deposit thereof, postage prepaid, and return receipt requested, by first United States class mail, addressed as follows:

       To Borrower:         Neutral Posture Ergonomics, Inc.
                            3904 North Texas Avenue
                            Bryan, Texas  77803





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
       To the Bank:         Comerica Bank-Texas
                            P.O. Box 6502828
                            Mail Code 6627
                            Dallas, Texas  75265-0282
                            Attention:  Gary W. Orr
                            Senior Vice President

       With a copy to:      Comerica Bank-Texas
                            P.O. Box 4167
                            Houston, Texas  77210-4167
                            Attention:  Mark H. Metcalfe
                            Vice President

(or to such other address as a party shall have designated to the other in writing.) The giving of at least five (5) days' notice before the Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes.

       Section 9.11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

       Section 9.12. Headings. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

       Section 9.13. Capital Adequacy. If as a result of any regulatory change directly or indirectly affecting the Bank or any of the Bank's affiliates there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, minimum capital, capital ratio, or similar requirement against or with respect to or measured by reference to loans made or to be made hereunder or participations therein, and the result shall be to increase the cost to the Bank or any of the Bank's affiliates of making or maintaining any loan hereunder or to any other party maintaining any participation therein, or reduce any amount receivable in respect of any such loan (which increase in cost, or reduction in amount receivable, shall be the result of the Bank's or the Bank's affiliated company's reasonable allocation among all affected customers of the aggregate of such increases or reductions resulting from such event), then, within ten (10) days after receipt by the Borrower of a certificate from the Bank containing the information described in this Section below which shall be delivered to the Borrower, the Borrower agrees from time to time to pay the Bank such additional amounts as shall be sufficient to compensate the Bank or any of the Bank's affiliates (for as long as such increased costs or reductions in amount receivable exist) for such increased costs or reductions in amount receivable which the Bank determines in the Bank's sole discretion are material. The certificate requesting compensation under this Section shall identify the regulatory change which has occurred, the requirements which have been imposed, modified or deemed applicable, the amount of such additional cost or reduction in amount receivable and the way in which such amount has been calculated.

       Section 9.14. Indemnification by the Borrower. The Borrower hereby covenants and agrees to indemnify, defend and hold harmless the Bank and its officers, directors, employees and agents from and against any and all claims, damages, liabilities, costs and expenses (including without limitation, the fees and out-of-pocket expenses of counsel) which may be incurred by or asserted against the Bank or any such other individual or entity in connection with:

              (a) any investigation, action or proceeding arising out of or in any way relating to this Agreement, the Notes, or any other documents or agreements relating to the loans or any collateral, or any act or omission relating to any of the foregoing other than an act or omission constituting wilful misconduct by the Bank and/or its officers, directors, employees or agents;

              (b) any taxes (other than federal or state income taxes), liabilities, claims or damages relating to the Collateral or the Bank's liens thereon; or

              (c) the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by the Bank (which shall automatically be deemed to be without recourse to the Bank in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents.

       Section 9.15. NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS BETWEEN THE BANK AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE BANK AND THE BORROWER.

       Section 9.16. Gender. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Agreement indicates otherwise.

       Section 9.17. Joint Borrowers. If more than one party executes this Agreement as Borrower, then for the purpose of this Agreement the term Borrower shall mean each such party and each such party shall be jointly and severally liable as Borrower for the Obligations as defined herein without regard to which party receives the proceeds of any of the Loans. Each such party hereby acknowledges that it expects to derive economic advantage from each of the Loans.

       Section 9.18. Cross Default; Cross Collateral. The Borrower hereby agrees that (a) all other agreements between Borrower and the Bank or any of its affiliates is hereby amended so that a default under this Agreement is a default under all other agreements and a default under any one of the other agreements is a default under this Agreement, and (b) the collateral under this Agreement secures the obligations now or hereafter outstanding under all other agreements between Borrower and the Bank or any of its affiliates and the collateral pledged under any other agreement with the Bank or any of its affiliates secures the obligations under this Agreement.

       Section 9.19. Assignment. The Bank shall have the absolute and unrestricted right to sell, assign, transfer, or grant participation in, all or any portion of the loans and any collateral, guaranties or other security relating thereto without the consent of Borrower; provided, however, no such action on the part of the Bank shall have the effect of changing any of the Borrower's obligations hereunder without the written consent of the Borrower.

       SECTION 9.20. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTER-CLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BANK IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

       IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

           THIS AGREEMENT HAS AN INDEMNITY PROVISION AT SECTION 9.14.



                                       NEUTRAL POSTURE ERGONOMICS, INC.,
                                       a Texas corporation


                                       By:      /s/  DAVID R. CAMPBELL
                                          --------------------------------------
                                              Name:  David R. Campbell
                                              Title:  President


                                       COMERICA BANK-TEXAS


                                       By:      /s/  MARK H. METCALFE
                                          --------------------------------------
                                              Name:  Mark H. Metcalfe
                                              Title:  Vice President





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